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                            Translation from German



                              EMPLOYMENT CONTRACT


     CYBERNET Internet-Dienstleistungen Aktiengesellschaft, Berlin (hereinafter referred to as "CYBERNET AG") represented by the chairman of the supervisory board, Holger Timm

and

     Rudolf Strobl, qualified engineer
     resident in Friedenspromenade 49a,81827 Munich

are hereby concluding the following employment contract due to the resolution of the supervisory board of 23.2.1998 and to replace the employment contract of 15.02.1996:



                                   Section 1
                                     Tasks

1. With the resolution of the supervisory board of 23.2.1998, Rudolf Strobl was appointed as member of the managing board of CYBERNET AG again for a period of three years. The appointment took effect on 16.02.1998. Rudolf Strobl represents CYBERNET AG together with another member of the managing board or a holder of a Prokura.

2. He shall manage the business pursuant to the laws, to the shareholders' agreement of CYBERNET AG, to the rules of procedure for the managing board and to the resolutions of the general meeting of shareholders and of the supervisory board. Moreover, he requires prior consent of the supervisory board for the following management measures:
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     a) acquisition, establishment or sale of other enterprises and of participations in other enterprises;

     b) acquisition, sale and encumbrance of real property and equivalent rights or rights of real property;

     c) agreements of CYBERNET AG with shareholders or related persons;
        and

     d) conclusion, modification and cancellation of agreements between business enterprises.

3. Rudolf Strobl shall dedicate his know-how and his workforce to CYBERNET AG only. Taking over other activities within the professional field--no matter if they are taken over against payment or in a honorary capacity--requires prior consent of the supervisory board.


                                   Section 2
                             Terms of the Contract

1.   This contract is concluded for a period of three years, and took effect on
     16.02.1998. It will be extended for two years if no written declaration of the supervisory board has been presented by the end of the second year of the term of the contract at the latest, which declaration states that this contract will not be extended after the end of the third year.

2. Rudolf Strobl is entitled to terminate the contract subject to a period of notice of six months any time.

3. If Rudolf Strobl should become permanently disabled during the term of this contract, the contract shall expire at the end of the month in which the permanent disability was stated. As defined by this contract, permanent disability involves that Rudolf Strobl will not be able to perform his duties for health reasons for more than six months and that it cannot be expected that he will be fit for duty within another six months. In the case of doubt, the permanent disability will be stated by the expert opinion of a physician chosen by the supervisory board of CYBERNET AG.



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                                   Section 3
                                  Remuneration

1. As remuneration for his activity, Rudolf Strobl will get a basic annual salary of DM 180,000.--. This basic salary will be paid in twelve equal instalments, withholding the statutory deductions, at the end of the calendar month respectively, the last time for the full month in which this contract expires. For an increase of earnings, a resolution of the supervisory board of CYBERNET AG is required.

2. If certain annual targets are attained, Rudolf Strobl gets a bonus. The amount of bonus and the annual targets are jointly determined by the managing board and the supervisory board at the beginning of every financial year. The targets for 1998 and the corresponding bonus have been incorporated into this Employment Contract as Enclosure 1. The bonus is paid, withholding the statutory deductions, within the first quarter respectively for the past financial year.

     Moreover, CYBERNET AG will pay half of the contributions for health insurance of Rudolf Strobl.

3. In the case of sickness or other not culpable prevention from duty, payment of the salary pursuant to number 1. above will be continued for six months. Benefits of the statutory or private health insurance scheme will be credited for.

4. In the case of death of Rudolf Strobl, payment of the salary pursuant to number 1. above will be continued to the spouse and to the children who are still doing a professional training together for six months.

5. Rudolf Strobl will receive compensation for the expenditure required in the interest of CYBERNET AG, which compensation shall be adequate corresponding to the regulations for the managing board of CYNERNET AG.
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6.   A company car will be placed at Rudolf Strobl's disposal -- for private use, too -- pursuant to the company car regulation of CYBERNET AG enclosed in Enclosure 2.


                                   Section 4
                                    Holiday

Rudolf Strobl is entitled to an annual holiday of 30 working days, which he is supposed to take in fractions and in coordination with the other members of the managing board.


                                   Section 5
                                    Secrecy

Rudolf Strobl is engaged to observe strict secrecy towards unauthorized third parties regarding all internal and business matters of CYBERNET AG, even after his employment contract expired. Rudolf Strobl is in particular prohibited from using or having used or disclosing for his own profit matters of CYBERNET AG such as business secrets or other knowledge.


                                   Section 6
                        Copyrights, Return of Documents

1. All documents, documentations and other work results Rudolf Strobl prepares himself or acquires for CYBERNET AG in the performance of his duties are the sole property of CYBERNET AG. All industrial property rights thereof are due to CYBERNET AG to the largest possible extent. The provisions of the employee invention law shall apply accordingly.

2. Upon termination of the Employment Contract, Rudolf Strobl immediately has to return all documents and other work results including all photocopies and copies and other data media concerning CYBERNET AG which are in his possession. On no legal grounds does Rudolf Strobl have a right of retention of said objects and documents towards CYBERNET AG.

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                                   Section 7
                                Final Provisions

1. If individual provisions of this contract should be ineffective, the effectiveness of the other provisions shall not be affected thereby. The parties are engaged to replace the ineffective provision with an effective provision which attains the economic success intended with the ineffective provision as far as possible.

2. Modifications or supplements of this contract must be in writing in order to be effective. This shall also apply to the modification of the foregoing requirement of writing.


Munich, 23.2.1998


sgd.:Holger Timm
CYBERNET Internet--Dienstleistungen Aktiengesellschaft, Berlin represented by the chairman of the supervisory board, Holger Timm sgd.:R. Strobl
Rudolf Strobl





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In my capacity as a public translator for the English language, duly commissioned and sworn by the President of the Regional Court I of Munich, I hereby certify that the foregoing is a true and complete English translation of the German document submitted to me.
Munich, Federal Republic of Germany
21 August 1998


/s/ ELISABETH GRONER